    EXHIBIT 99.1
LLEX:NYSE American

LILIS ENERGY PROVIDES THIRD QUARTER 2018 UPDATE ON PRODUCTION & DRILLING RESULTS

Wells Tracking Type Curve
Production Currently 6,500 – 7,000 Boepd
Curtailment Being Remediated in the Near Term
Exit Rate Production of 8,000 Boepd Reaffirmed
Total Proved Reserves Increase 308% Since Year-End 2017

HOUSTON, TEXAS – October 23, 2018 – Lilis Energy, Inc. (NYSE American: LLEX) (the “Company” or “Lilis”), an exploration and development company operating in the Permian Basin of west Texas and southeastern New Mexico, today provided an update on production, well performance and drilling results during the third quarter.
Production Update

In the third quarter ended September 30, 2018, Lilis’ average actual daily production was 5,937 Boepd. As of October 23, 2018, production is approximately 6,500 – 7,000 Boepd available for sales and estimated daily production capacity is approximately 7,500 - 8,000 Boepd.

The Company is maintaining its 2018 target exit rate of 8,000 Boepd at this time while curtailments are being resolved. Moreover, the Company still expects significant increases in production from ongoing drilling program and longer lateral developments to be realized in the fourth quarter. Thus, management believes it will achieve and exceed current year-end guidance. Production levels attained in the third quarter are solely a function of curtailment and third-party infrastructure issues. Production from existing wells, which have not been curtailed, are tracking published type curves and proving to be among the most prolific in the Delaware Basin. Production is now being restored and is a transitory issue which does not a represent well performance or permanent decline.

Management Discussion

The Company reported 5,937 boepd (1) average for the third quarter of 2018 excluding weather shut-ins, midstream shut-ins, and construction shut-ins of approximately 2,104 Boepd.

(1)	Production figure includes 349 Boepd from recently completed acreage transaction, however, GAAP reported production is 5,588 Boepd.

Production curtailments in the third quarter were primarily due to third-party equipment upgrading and construction on critical trunk lines that delayed connections for several wells, primarily in Lilis’ eastern acreage. However, lines are now in place, pressure tested, and operational. The Company expects curtailment to be alleviated in the near future once all wells are tied into the system. The recent upgrades will allow wells to immediately flow into gas lines with no flaring of gas at IP going forward.

Ronald D. Ormand, Chairman and Chief Executive Officer, commented, “Facility upgrades and construction caused significant shut-ins which impacted our production in the third quarter. These shut-ins were primarily in our eastern acreage and included recently IP’d wells. It should be noted that our production was impacted solely by shut-ins and not the quality of our production and acreage, which continues to demonstrate to be among the best in the Permian’s Delaware Basin. Management recognizes the significant impact these curtailments have had on production and has taken direct measures to minimize production delays going forward. These include adding substantial construction and labor personnel and is working diligently with our third-party midstream provider to better plan for and mitigate such events in the future. The upgrading of these facilities will significantly increase production, reduce shut-ins and curtailments which is occurring presently. Upgrades will provide the ability for the immediate flow through of gas upon commencement of flowback and more than sufficient capacity for future production.
From the presentation posted on our website, you can see that our wells have been meeting or exceeding our published type curves, prior to any curtailments or shut-ins. We expect current production to approach 7,500 – 8,000 boepd in the near term, primarily driven by shut-in capacity coming back on-line. It is also important to note that 80% of our drilling locations are situated in our western Texas section and New Mexico acreage that have substantial well control and where the Wolfcamp A and B have been delineated, by ourselves and others. We are currently flowing back and completing four additional upper and lower Wolfcamp A wells in western areas of Texas. We are in the process of delineating the Bone Spring and Wolfcamp XY benches with wells drilled to date. We are very encouraged with our early results within the Bone Springs and Wolfcamp XY benches; however, further delineation is required in order to fully de-risk these benches,” continued Mr. Ormand.
“We have accomplished substantially all of our 2018 goals despite production curtailments. We remain confident in meeting and exceeding our 2018 exit rate guidance of 8,000 boepd. In addition, our recently updated total proved reserves have increased 308% from 11.5 MMboe at year end 2017 to 46.7 MMboe at September 30, 2018, on an SEC basis. We currently intend on continuing our two-rig drilling program throughout 2019 and will announce our 2019 budget and production guidance before year-end,” concluded Mr. Ormand.
Delaware Basin Operational Overview
During the third quarter of 2018, Lilis has effectively drilled and completed 7 horizontal wells in Wolfcamp A, B, and 2nd and 3rd Bone Spring formations. The Company has effectively drilled and completed 24 horizontal wells to date. The Company continues the strategy of delineating and de-risking its acreage position, further validating the strength of its Delaware Basin position. Recent operational results for the third quarter ended September 30, 2018 are as follows:
Third Quarter Well Results:

•
Moose #1H – Lower WCA: Lilis’ first 1.5-mile Wolfcamp A well drilled to date, with initial performance tracking the Bison 1H (which accumulated over 180,000 barrels of oil in its first year) prior to decreasing choke size due to facility constraints

o	24-hour rate of 1,691 Boepd (72% liquids) or 232 Boepd per 1,000 lateral ft.

▪	IP30 rate 1,035 Boepd - 72% Liquids

▪	IP60 rate 908 Boepd – 71% Liquids

•	AG Hill #2H – 2nd Bone Spring: The first 2nd Bone Spring well drilled by Lilis in connection with the delineation of the Bone Springs

o	24-hour rate of 845 Boepd (77% liquids) or 186 Boepd per 1,000 lateral ft. (Well shut-in due to facility upgrading, expected online in October)

•	West Axis #1H – WCB: Lilis’ second 1.5-mile Wolfcamp B well drilled to date, with initial performance tracking the Bison 1H

o	24-hour rate of 1,571 Boepd (82% liquids) or 202 Boepd per 1,000 lateral ft.

•	Prizehog #2H – WCA: The first Wolfcamp A well drilled by Lilis in New Mexico, registering the highest IP 24 the Company has completed in New Mexico to date

o	24-hour rate of 1,825 Boepd (77% liquids) or 411 Boepd per 1,000 lateral ft.

▪	IP30 rate 1,436 Boepd - 77 % Liquids

▪	IP60 rate 1,270 Boepd – 76% Liquids

▪	IP90 rate 1,116 Boepd – 76% Liquids

•	Antelope #1H – 3RD BS: The first Bone Spring well drilled by Lilis in Texas, completed in the 3rd Bone Spring, confirming another viable bench

o	Previously announced, production shut-in but being restored October 23, 2018

Flowback Operations:

•	The Tiger #3H – 3rd Bone Spring (1 ½ mile lateral) - 38 frac stages successfully performed, currently flowing back

•	The East Axis #2H – Upper Wolfcamp A (1 ½ mile lateral) - 39 of 39 planned frac stages have been successfully performed and currently flowing back

Completion Operations:

•	The North West Axis #1H – Lower Wolfcamp A (1½ mile lateral) - 37 stage frac treatment commenced late October

•	The Oso #1H – Upper Wolfcamp A (1 ½ mile lateral) - 33 stage frac treatment commenced late October

•	The Haley #1H – Lower Wolfcamp A (1-mile lateral) – Finished drilling to 16,980’ TD

o	The Haley#1H and #2H drilling are our first pad drill, with first planned zipper style frac

•	The Kudu #1H – Lower Wolfcamp A (1-mile lateral) - Refrac completed 27 of 27 stages using diverters. Will utilize well to monitor the “wine rack” (our first) frac of The Oso #1H
Drilling Operations:

•	The Haley #2H – Middle Wolfcamp A (1-mile lateral) – Drilling ahead at 3,562’ with planned TD of 17,000’

•	The North East Axis #2H – Upper Wolfcamp A (1 ½ mile lateral) – Drilling ahead at 5,151’ with planned TD of 20,000’

•	The Ox #1H – Wolfcamp B (1 ½ mile lateral) – Spudded on October 20, 2018 with planned TD of 20,000’

Reserve Report
Lilis’ estimates of proved reserves, PV-10, and related standardized measures of future net cash flows are calculated based upon SEC pricing, which uses a 12-month unweighted average of first-day-of-the-month oil and natural gas benchmark prices and is adjusted for marketing and differential costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties.

The table below summarizes the Company’s estimates of proved reserves as of September 30, 2018:

	Oil (MBbl)	Natural Gas (MMcf)	NGLs (MBbl)	Total (MBOE)	SEC PV-10 ($MMs)

Proved Developed Reserves	5,354	24,737	2,376	11,853	$183.6
Proved Developed Non-Producing	1,129	2,565	272	1,828	$20.3
Proved Undeveloped Reserves	20,029	47,326	5,080	32,997	$186.9
Total Proved Reserves	26,511	74,629	7,728	46,678	$390.9

Third Quarter 2018 Highlights

•	Reiterate year end exit rate guidance of 8,000 Boepd

•	Current production of approximately 6,500 – 7,000 Boepd with approximately 8,000 Boepd capacity

•
The Company continues to delineate its position in the Delaware Basin and has delivered strong results from the Company’s Wolfcamp A and Wolfcamp B wells and positive initial results from its Wolfcamp XY and 3rd Bone Spring wells

•	Shifted to longer lateral driling program with substantially all 1 ½ mile lateral wells

•	Total proved reserves have increased 308% from 11.5 MMboe at year end 2017 to 46.7 MMboe at September 30, 2018 (on an SEC basis)

•	Total Proved PV 10 growth of 467% from $69 million at year end 2017 to $391 million as of September 30, 2018 (on an SEC basis)

•	Increased liquidity by $60 million in the third quarter: including $35 million in capacity under the existing $95 million borrowing base

o	Refinanced first lien and converted a portion of second lien, reducing leverage and interest expense

o	Targeting pro-forma annualized Debt / EBITDAX leverage of < 3:1 for fourth quarter 2018

•	Substantial enhancements to oil and water infrastructure access including long-term transport at firm Gulf Coast pricing
Earnings Release
The Company will report third quarter 2018 financial results on Thursday, November 1, 2018 after the close of trading on the New York Stock Exchange.
Management will host a conference call on Friday, November 2, 2018 at 11:00 AM Eastern Time to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.
Participants are asked to preregister for the call through the following link: http://dpregister.com/10125617. Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or who are unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Lilis Energy Inc. call. The conference call will also be available through a live webcast, which can be accessed via the following link:
https://services.choruscall.com/links/llex181102.html, which is also available through the company’s website at http://investors.lilisenergy.com/phoenix.zhtml?c=225413&p=irol-calendar. A webcast replay of the call will be available approximately one hour after the end of the call through February 2, 2019. The replay can be accessed through the above links.
About Lilis Energy, Inc.
Lilis Energy, Inc. is a Houston-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’ current total net acreage in the Permian

Basin is approximately 20,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production; future levels of drilling activity and associated production and cash flow expectations; the Company’s 2018 guidance and capital expenditure forecast; estimated reserve quantities and the present value thereof; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. Forward-looking statements regarding expected production levels are based upon our estimates of the successful completion of drilled wells on schedule. Actual sales production rates from our wells can vary considerably from tested initial production (IP) rates and are subject to natural decline rates over the life of the well. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.
Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.
Contact:

Wobbe Ploegsma
V.P. Finance & Capital Markets
210-999-5400, ext. 31